Exhibit (a)(1)(A)

OFFER TO EXCHANGE

SHARES OF COMMON STOCK FOR

SERIES E CONVERTIBLE PREFERRED STOCK AND

SERIES F CONVERTIBLE PREFERRED STOCK

OF

ADHERA THERAPEUTICS, INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW PREFERRED STOCK THAT YOU TENDER WILL EXPIRE AT 5:30 P.M., EASTERN TIME, ON SEPTEMBER 20, 2019, UNLESS THE OFFER PERIOD IS EXTENDED.

Adhera Therapeutics, Inc., a Delaware corporation (the “Company”), is making an offer, upon the terms and conditions in this Offer to Exchange Letter (“Offer Letter”) and the related Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), to all holders of the Company’s outstanding shares of Series E Convertible Preferred Stock, par value $0.01 per share (“Series E Stock”), and Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Stock”, and together with the Series E Stock, the “Preferred Stock”), which shares of Preferred Stock are convertible into shares of the Company’s common stock, par value $0.006 per share (the “Shares”), at a conversion price of $0.50 per Share (subject to adjustment), to exchange during the Offer Period (as defined herein) for each share of Preferred Stock tendered such number of Shares as is equal to the quotient obtained by dividing (A) the “stated value” of such share of Preferred Stock by (B) $0.50 (subject to the Adjustment Mechanism described below). The “stated value” of each share of Preferred Stock was originally $5,000, which amount has increased as a result of accrued and unpaid dividends thereon. The “Offer Period” is the period commencing on August 20, 2019 and ending at 5:30 p.m., Eastern Time, on September 20, 2019, or such later date to which the Company may extend the Offer (the “Expiration Date”).

In the event that the Company, at any time prior to the one (1) year anniversary of the closing of the Offer, effects any capital raising transaction involving the issuance of Shares (or securities of the Company that are convertible into or exercisable for Shares) at a price per Share that would reduce the per Share exercise price of the warrants that the Company issued to holders of the Preferred Stock in connection with the offerings by the Company to such holders of the Preferred Stock below $0.50 (subject to adjustment for any stock splits or combinations that may occur following the date hereof) (such price, the “Subsequent Offering Price”), then the Company shall, promptly following the issuance of such Shares, issue to the holders of Preferred Stock who participated in the Offer an additional number of Shares for each whole share of Preferred Stock tendered as is equal to the difference between (i) the quotient obtained by dividing (A) the stated value of each such share of Preferred Stock on the date of the closing of the Offer by (B) the Subsequent Offering Price and (ii) the number of Shares issued to such holder with respect to such share of Preferred Stock upon the closing of the Offer (the “Adjustment Mechanism”). The Adjustment Mechanism shall only apply to the first offering of Shares (or securities of the Company that are convertible into or exercisable for Shares) that would trigger the Adjustment Mechanism, and shall not apply to any tender or exchange offers initiated by the Company for any outstanding securities of the Company or to the payment of accrued and unpaid dividends on the Preferred Stock in Shares.

Concurrently with the Offer, the Company is also offering to each holder of Preferred Stock a convertible promissory note to be issued by the Company (such notes, the “New Notes”), together with a warrant to purchase such number of Shares as is equal to fifty percent (50%) of the quotient obtained by dividing the principal amount of the applicable New Note by $0.50 (such warrants, the “New Warrants”; and the transaction pursuant to which the Company would issue the New Notes and the New Warrants, the “Financing Transaction”; together with the Offer, the “Transaction”). The Financing Transaction will be conducted pursuant to Section 4(a)(2) under the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, and will involve the sale of New Notes in the aggregate principal amount of up to $10 million. A holder’s eligibility to participate in the Offer is conditioned upon the purchase by such holder (directly or indirectly) of a New Note in a principal amount that is not less than fifty percent (50%) of the consideration that such holder provided to the Company for the Preferred Stock (the “Participation Threshold”); provided, that the original principal amount of any secured promissory note of the Company that was purchased (directly or indirectly) by such holder during the period beginning on June 28, 2019 and ending on August 5, 2019 will be taken into consideration for purposes of determining whether the Participation Threshold for such holder has been met. The Company will provide to each holder of Preferred Stock, in the written offering materials that will be provided to such holders in connection with the Financing Transaction (which written materials include a Confidential Private Placement Memorandum to which the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019 will be attached), and it provided to each person who purchased secured promissory notes during the period beginning on June 28, 2019 and ending on August 5, 2019, such information as is specified in Rule 502(b) of Regulation D. It is the Company’s understanding and belief that all holders of Preferred Stock were “accredited investors”, as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), at the time that they acquired their shares of Preferred Stock, and that such persons retain their status as accredited investors or sophisticated investors as of the date of the commencement of the Offer.

The Shares are listed on the OTCQB Tier of the OTC Markets under the symbol ATRX. On August 15, 2019, the last reported sale price for the Shares was $0.18. The Preferred Stock is not listed or traded on any exchange or trading platform. Holders of Preferred Stock should obtain current market quotations for the Shares before deciding whether to tender their shares of Preferred Stock pursuant to the Offer.

The Offer relates to the issued and outstanding shares of Series E Stock and Series F Stock. The Offer does not relate to any other shares of preferred stock that have been issued by the Company. Any and all outstanding shares of Preferred Stock are eligible to be tendered pursuant to the Offer, subject to the terms and conditions of the Offer. As of June 30, 2019, there were 3,478 shares of Series E Stock and 381 shares of Series F Stock outstanding.

The purpose of the Offer is to assist in the recapitalization of the Company in connection with the Company’s current and future capital raising strategies, including the Financing Transaction.

The Offer is to permit the holders of the Preferred Stock to tender each outstanding share of Preferred Stock for such number of Shares as is equal to the quotient obtained by dividing (A) the “stated value” of such shares of Preferred Stock by (B) $0.50, subject to the Adjustment Mechanism. A holder may only tender all, but not less than all, of such holder’s Preferred Stock. A holder will not be able to tender only a portion of the Preferred Stock that he, she or it holds. No fractional Shares will be issued; provided, that fractional shares of Preferred Stock may be tendered in the Offer. Shares of Preferred Stock may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Preferred Stock would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders are also entitled to convert their Preferred Stock during the Offer Period in accordance with the terms of the Preferred Stock.

The Offer is subject to certain conditions, which we may waive or amend in our discretion. Among other things, the Offer is conditioned on the closing of the Financing Transaction. Only those holders of Preferred Stock who participate in the Financing Transaction in an amount that is equal to or in excess of the Participation Threshold will have the right to exchange their shares of Preferred Stock for Shares in the Offer.

You may tender all, but not less than all, of your Preferred Stock on the terms set forth in this Offer Letter and the related documents.

If you elect to tender shares of Preferred Stock in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to convert your shares of Preferred Stock in accordance with their terms, please follow the instructions for conversion set forth in the Certificate of Designation of Preferences, Rights and Limitations of each of the Series E Stock and the Series F Stock.

If you tender Preferred Stock, you may withdraw your tendered shares of Preferred Stock before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the securities of the Company, including the Shares, involves a high degree of risk. See “The Offer, Section 12. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering shares of Preferred Stock in the Offer.

The Offer will commence on August 20, 2019 and end on the Expiration Date.

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A detailed discussion of the Offer is contained in this Offer Letter. We may amend or terminate the Offer at any time with requisite notice, as further described in this Offer Letter. Holders of Preferred Stock are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR AMERICAN STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (“AST” OR THE “DEPOSITARY”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER PREFERRED STOCK. EACH HOLDER OF PREFERRED STOCK MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER HIS, HER OR ITS SHARES OF PREFERRED STOCK.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

We are relying on Rule 506(b) of Regulation D promulgated under the Securities Act to exempt the Offer from the registration requirements of the Securities Act. We are also relying on the applicable provisions of Section 18(b)(4) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, except as described herein, neither the Depositary nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Preferred Stock and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. Maxim Merchant Capital, a division of Maxim Group LLC, has been engaged to solicit in connection with the Offer and will be entitled to cash compensation equal to 6% of the aggregate cash proceeds received by the Company in the Transaction, a 5-year warrant to purchase Shares and reimbursement of certain expenses.

Questions and requests for assistance regarding the Offer and requests for additional copies of the Offer to Exchange and the Offer documents may be directed to the Company, at the telephone numbers and address set forth on the back cover of this Offer to Exchange.

August 20, 2019

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IMPORTANT PROCEDURES

If you want to tender your Preferred Stock, you must, before the Expiration Date, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Preferred Stock and any other documents required by the Letter of Transmittal, to AST.

If you want to tender your Preferred Stock, but:

●	your certificates for the Preferred Stock are not immediately available or cannot be delivered to the Depositary; or
●	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Preferred Stock if you comply with the procedures described under “The Offer, Section 2. Procedure for Tendering Preferred Stock.”

TO TENDER YOUR PREFERRED STOCK, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES WILL BE ISSUED. PREFERRED STOCK MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF PREFERRED STOCK WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES. SHARES WILL BE ISSUED TO YOU IN BOOK ENTRY FORMAT. NOTWITHSTANDING THE FOREGOING, FRACTIONAL SHRES OF PREFERRED STOCK MAY BE TENDERED IN THE OFFER.

SHARES OF PREFERRED STOCK NOT EXCHANGED FOR SHARES WILL REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

THE OFFER RELATES TO THE SERIES E STOCK AND THE SERIES F STOCK. THE OFFER DOES NOT RELATE TO ANY OTHER SHARES OF PREFERRED STOCK THAT WERE ISSUED BY THE COMPANY. ANY AND ALL OUTSTANDING SHARES OF SERIES E STOCK AND SERIES F STOCK ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF JUNE 30, 2019, THERE WERE 3,478 SHARES OF SERIES E STOCK AND 381 SHARES OF SERIES F STOCK OUTSTANDING.

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We are not making the Offer to, and will not accept any tendered shares of Preferred Stock from, holders of Preferred Stock in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Preferred Stock in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, or the Depositary. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

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SUMMARY

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Adhera Therapeutics, Inc. An investment in our securities involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 21.

The Company	Adhera Therapeutics, Inc., a Delaware corporation. Our principal executive offices are located at 4721 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. Our telephone number is (919) 578-5901.

The Preferred Stock	As of June 30, 2019, the Company had 3,478 shares of Series E Stock and 381 shares of Series F Stock outstanding. Each share of Preferred Stock is convertible into Shares at a conversion price of $0.50 (subject to adjustment). The Offer relates to the outstanding shares of Series E Stock and Series F Stock. The Preferred Stock is not listed on any exchange and does not trade on any trading platform. The Offer does not relate to any other shares of preferred stock that have been issued by the Company. Any and all outstanding shares of Preferred Stock are eligible to be tendered pursuant to the Offer. However, only those Warrant holders who participate in the Financing Transaction in an amount that is equal to or in excess of the Participation Threshold will have the right to exchange their Warrants for Shares in the Offer.

The Shares	As of June 30, 2019, the Company had 10,869,530 Shares outstanding. The Shares issuable upon exchange of the Preferred Stock pursuant to the Offer represent, after giving effect to the Offer (but without giving effect to the Adjustment Mechanism), approximately 80% of our outstanding Shares as of June 30, 2019, and will represent approximately 39% of our outstanding Shares on a fully diluted basis (after giving effect to the exercise or conversion of any securities that are exercisable for or convertible into Shares) following the completion of the Offer and the Financing Transaction (but without giving effect to the Adjustment Mechanism).

Market Price of the Shares	Our Shares are quoted on the OTCQB Tier of the OTC Markets under the symbol ATRX. On August 15, 2019, the last reported sales price for the Shares was $0.18.

The Offer	The Offer is to permit the holders of the outstanding shares of Preferred Stock to tender each outstanding share of Preferred Stock for such number of Shares as is equal to the quotient obtained by dividing (A) the “stated value” of such share of Preferred Stock by (B) $0.50 (subject to the Adjustment Mechanism). A holder may only tender all, but not less than all, of such holder’s shares of Preferred Stock. A holder will not be able to tender only a portion of the Preferred Stock that he, she or it holds. No fractional Shares will be issued; provided, that fractional shares of Preferred Stock may be tendered in the Offer. Preferred Stock may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Preferred Stock would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders are also entitled to convert their Preferred Stock during the Offer Period in accordance with the terms of the Preferred Stock. See “The Offer, Section 1. General Terms.”

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The Shares to be exchanged for the Preferred Stock have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Shares upon exchange of the Preferred Stock is exempt from the registration requirements of the Securities Act pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act. Neither the issuance nor the resale of the Shares that you receive in the Offer will be registered under the Securities Act, and thus will be subject to restriction under applicable law. The Shares will be issued to you in book entry format.

Reasons for the Offer	The Offer is being made to all holders of Preferred Stock, and is not being made to the holders of any other outstanding shares of preferred stock that have been issued by the Company. The purpose of the Offer is to assist in the recapitalization of the Company in connection with the Company’s current and future capital raising strategies, including the Financing Transaction. See “The Offer, Section 5.C. Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer	5:30 p.m., Eastern Time, on September 20, 2019, or such later date to which we may extend the Offer. All shares of Preferred Stock and related paperwork must be received by the Depositary by this time, as instructed herein. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Preferred Stock and change your mind, you may withdraw your tendered Preferred Stock at any time until the Expiration Date, as described in greater detail under “The Offer, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors	Those of our directors, executive officers and major shareholders who beneficially own Preferred Stock will be eligible to participate in the Offer. For more information, see “The Offer, Section 5.D. Background and Purpose of the Offer—Interests of Directors and Executive Officers.”

Conditions of the Offer	The Offer is conditioned on the closing of the Financing Transaction. In addition, the Offer is conditioned on the following:

i. there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer, or materially impair the contemplated benefits to us of the Offer;

ii. no action or event shall have occurred, and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer, or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii. in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

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iv. there shall not have occurred:

a. any general suspension of the trading of securities in the U.S. securities or financial markets;

b. any reduction in the price of the Shares of greater than seventy-five percent (75%) of the closing price of the Shares on the OTCQB Tier of the OTC Markets on the trading day immediately prior to the date of this Offer to Exchange;

c. a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d. any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e. a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described under “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Fractional Shares	No fractional Shares will be issued. Preferred Stock may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Preferred Stock would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Notwithstanding the foregoing, fractional shares of Preferred Stock may be tendered in the Offer. See “The Offer, Section 1, General Terms.”

Board of Directors’ Recommendation	Our board of directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary, makes any recommendation as to whether to tender Preferred Stock. You must make your own decision as to whether to tender some or all of your Preferred Stock. See “The Offer, Section 1.C. General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Preferred Stock	To tender your Preferred Stock, you must complete the actions described herein under “The Offer, Section 2. Procedure for Tendering Preferred Stock” before the Offer expires.

Certain Material U.S. Federal Tax Consequences	In general, if you exchange your Preferred Stock for Shares pursuant to the Offer, no gain or loss should be recognized on the exchange for United States federal income tax purposes. Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to the Offer based on their particular circumstances. For a general discussion of certain tax considerations, see “The Offer, Section 11, Material U.S. Federal Income Tax Consequences.”

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, to the Company.

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THE OFFER

Risks of Participating in the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders of Preferred Stock should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 15.

1.	GENERAL TERMS

The Offer is to permit holders of the outstanding Preferred Stock to tender each outstanding share of Preferred Stock for such number of Shares as is equal to the quotient obtained by dividing (A) the “stated value” of such share of Preferred Stock by (B) $0.50 (subject to the Adjustment Mechanism). A holder may tender all, but not less than all, of the Preferred Stock held by such holder. No fractional Shares will be issued; provided, that fractional shares of Preferred Stock may be tendered in the Offer. Preferred Stock may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Preferred Stock would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders may also convert their Preferred Stock during the Offer Period in accordance with the terms of the Preferred Stock.

You may tender all, but not less than all, of your Preferred Stock on these terms. The Offer relates to the outstanding shares of Preferred Stock, which shares of Preferred Stock are neither listed nor traded on any exchange or trading platform. The Offer does not relate to any other shares of preferred stock that have been issued by the Company. Any and all outstanding shares of Preferred Stock are eligible to be tendered pursuant to the Offer. As of June 30, 2019, there were 3,478 shares of Series E Stock and 381 shares of Series F Stock outstanding.

If you elect to tender Preferred Stock in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

Concurrently with the Offer, the Company is also offering to each holder of Preferred Stock the opportunity to purchase New Notes and New Warrants (with the New Warrants exercisable for such number of Shares as is equal to fifty percent (50%) of the quotient obtained by dividing the principal amount of the applicable New Note by $0.50) in the Financing Transaction. The Financing Transaction will be conducted pursuant to Section 4(a)(2) under the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. A holder’s eligibility to participate in the Offer is conditioned upon such holder’s purchase of a New Note in a principal amount that is not less than the Participation Threshold.

If you tender Preferred Stock, you may withdraw your tendered shares of Preferred Stock before the Expiration Date and retain them on their terms by following the instructions herein.

The Shares to be exchanged for the Preferred Stock have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Shares upon exchange of the Preferred Stock is exempt from the registration requirements of the Securities Act pursuant to Rule 506(b) of Regulation D promulgated thereunder. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are issued pursuant to Rule 506 promulgated under the Securities Act are deemed to be restricted securities. We are also relying on the applicable provisions of Section 18(b)(4) of the Securities Act to exempt the Shares from the registration and qualification requirements of state securities laws. Neither the issuance nor the resale of the Shares that you receive in the Offer will be registered under the Securities Act, and thus will be subject to restriction under applicable law.

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A. Period of Offer

The Offer will only be open for a period beginning on August 20, 2019 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Not Permitted

Only those holders of Preferred Stock who participate in the Financing Transaction in an amount that is equal to or in excess of the Participation Threshold, and who tender all, and not less than all, of their shares of Preferred Stock in the Offer, will have the right to exchange their Preferred Stock for Shares in the Offer. All other holders of Preferred Stock will not be eligible to participate in the Offer.

HOLDERS MAY ALSO CONVERT THEIR PREFERRED STOCK DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE PREFERRED STOCK.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER PREFERRED STOCK. EACH HOLDER OF PREFERRED STOCK MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PREFERRED STOCK.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2.	PROCEDURE FOR TENDERING PREFERRED STOCK

A. Proper Tender of Preferred Stock

To validly tender Preferred Stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering holders of Preferred Stock. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering holder of Preferred Stock must: (i) set forth his, her or its name and address; (ii) set forth the number of shares of Preferred Stock tendered; and (iii) set forth the number of the certificate(s) representing such shares of Preferred Stock.

Where shares of Preferred Stock are tendered by a registered holder of the Preferred Stock who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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If the shares of Preferred Stock are registered in the name of a person other than the signer of the Letter of Transmittal, the shares of Preferred Stock must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Preferred Stock, with the signature(s) on the Preferred Stock or instruments of assignment guaranteed.

A tender of Preferred Stock pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATE(S) REPRRESENTING PREFERRED STOCK, MUST BE MADE TO THE DEPOSITARY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

B. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Preferred Stock will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Preferred Stock that it determines are not in proper form or reject tenders of Preferred Stock that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Preferred Stock. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C. Tender Constitutes an Agreement

A tender of Preferred Stock made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Preferred Stock holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Preferred Stock holder is voluntarily participating in the Offer, subject to the terms and conditions of the Offer; (iii) the future value of the Preferred Stock is unknown and cannot be predicted with certainty; (iv) such Preferred Stock holder has read this Offer Letter; (v) such Preferred Stock holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Preferred Stock holder’s specific situation; (vi) any foreign exchange obligations triggered by such Preferred Stock holder’s tender of Preferred Stock or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Preferred Stock, such Preferred Stock holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Preferred Stock authorizes us to withhold all applicable Tax Items potentially payable by a tendering Preferred Stock holder. Our acceptance for payment of Preferred Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Preferred Stock holder and us upon the terms and subject to certain conditions of the Offer.

D. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Preferred Stock in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the shares of Preferred Stock tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such shares of Preferred Stock are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

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3.	WITHDRAWAL RIGHTS

Tenders of Preferred Stock made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all shares of Preferred Stock tendered and tenders of such shares of Preferred Stock may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered shares of Preferred Stock may also be withdrawn if the Company has not accepted the Preferred Stock for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Preferred Stock for which tenders are to be withdrawn and the number of shares of Preferred Stock to be withdrawn. If the shares of Preferred Stock to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such shares of Preferred Stock. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Preferred Stock holder) and the serial numbers shown on the particular certificates evidencing the shares of Preferred Stock to be withdrawn, if any. Withdrawal may not be cancelled, and shares of Preferred Stock for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, shares of Preferred Stock for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder who tendered his, her or its Preferred Stock should send written notice of withdrawal to the Depositary specifying the name of the Preferred Stock holder who tendered the shares of Preferred Stock being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the shares of Preferred Stock being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Preferred Stock tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Preferred Stock holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.	ACCEPTANCE OF PREFERRED STOCK AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Preferred Stock validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date, subject to any restrictions relating to such Shares. In all cases, Preferred Stock will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or copy thereof), and any other documents required by the Letter of Transmittal. The Shares will be issued to you in book entry format.

For purposes of the Offer, the Company will be deemed to have accepted for exchange shares of Preferred Stock that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Preferred Stock holder of its non-acceptance prior to the Expiration Date.

We are relying on Rule 506(b) of Regulation D promulgated under the Securities Act to exempt the Offer from the registration requirements of the Securities Act. We are also relying on the applicable provisions of Section 18(b)(4) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, except as described herein, none of the Depositary or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers and directors may solicit tenders from holders of the Preferred Stock and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. Maxim Merchant Capital, a division of Maxim Group LLC, has been engaged to solicit in connection with the Offer and will be entitled to cash compensation equal to 6% of the aggregate cash proceeds received by the Company in the Transaction, a 5-year warrant to purchase Shares and reimbursement of certain expenses.

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5.	BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning Adhera Therapeutics, Inc.

Adhera Therapeutics, Inc. is an emerging specialty pharmaceutical company that leverages innovative distribution models and technologies to improve the quality of care for patients in the United States suffering from chronic and acute diseases. The Company is focused on fixed dose combination (“FDC”) therapies in hypertension, with plans to expand the portfolio of drugs that it commercializes to include other therapeutic areas.

The Company’s mission is to provide effective and patient centric treatment for hypertension and resistant hypertension while actively seeking additional assets that can be commercialized through its proprietary Total Care System. At the core of the Company’s Total Care System is DyrctAxess, the Company’s patented technology platform. DyrctAxess is designed to offer enhanced efficiency, control and access to the information necessary to empower patients, physicians and manufacturers to achieve optimal care.

The Company began marketing Prestalia®, a single-pill FDC of perindopril arginine (“perindopril”) and amlodipine besylate (“amlodipine”) in June of 2018. By combining Prestalia, DyrctAxess and an independent pharmacy network, the Company has created a proprietary system for drug adherence and the effective treatment of hypertension, improving the distribution of FDC hypertensive drugs, such as its U.S. Food and Drug Administration (“FDA”) approved product Prestalia, as well as improving the distribution of devices for therapeutic drug monitoring (“TDM”) (e.g., blood pressure monitors), as well as patient counseling and prescription reminder services. The Company is focused on demonstrating the therapeutic and commercial value of its Total Care System through the commercialization of Prestalia. Prestalia was developed in coordination with Servier, a French pharmaceutical conglomerate, that sells the formulation outside the United States under the brand names Coveram® and/or Viacoram®. Prestalia was approved by the FDA in January 2015 and is distributed through the DyrctAxess platform.

Our principal executive offices are located at 4721 Emperor Boulevard, Suite 350, Durham, North Carolina 27703, and our telephone number is (919) 578-5901.

For more information about Adhera Therapeutics, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which we filed with the SEC on April 16, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, which we filed with the SEC on May 15, 2019, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, which we filed with the SEC on August 14, 2019.

B. Establishment of Offer Terms; Approval of the Offer

Our board of directors approved this Offer and the exchange ratio and other terms of this Offer. Our board of directors set the exchange ratio, and the other terms and conditions of this Offer, in order to provide the holders of the Preferred Stock with an incentive to exchange the Preferred Stock.

C. Purpose of the Offer

The Offer is being made to all holders of the outstanding shares of Series E Stock and Series F Stock, and is being made in conjunction with (and is conditioned upon the closing of) the Financing Transaction. The Company’s board of directors believes that the Financing Transaction will provide the Company with sufficient proceeds to continue its anticipated business operations into the second fiscal quarter of 2020, assuming that the maximum amount of new capital subject to the Financing Transaction is raised, and that the Offer and the Financing Transaction will result in a significant simplification of the capital structure of the Company in anticipation of the Company’s future financing initiatives and a potential application to list the Shares on the NASDAQ Capital Market or another national securities exchange. Only those holders of Preferred Stock who participate in the Financing Transaction and who purchase New Notes in an amount that is equal to or in excess of the Participation Threshold will be eligible to tender their Preferred Stock in the Offer. The shares of Preferred Stock acquired pursuant to the Offer will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

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D. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Adhera Therapeutics, Inc., 4721 Emperor Boulevard, Suite 350, Durham, North Carolina 27703, and the telephone number for each such person is (919) 578-5901.

Name	Position
Nancy R. Phelan	Chief Executive Officer, Secretary and a Director
Uli Hacksell, Ph.D.	Chairman of the Board of Directors
Isaac Blech	Director
Tim Boris	Director
Erik Emerson	Director
Donald A. Williams	Director

During the last five years, none of our directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of June 30, 2019, the Company had 10,869,530 outstanding Shares, 100 outstanding shares of Series C Convertible Preferred Stock (convertible into 66,666 Shares at a current conversion price of $7.50), 40 outstanding shares of Series D Convertible Preferred Stock (convertible into 50,000 Shares at a current conversion price of $4.00), 3,478 outstanding shares of Series E Stock (convertible into 34,880,000 Shares at a current conversion price of $0.50, without giving effect to any accrued and unpaid dividends thereon), 381 outstanding shares of Series F Stock (convertible into 3,810,000 Shares at a current conversion price of $0.50, without giving effect to any accrued and unpaid dividends thereon), 36,267,329 outstanding warrants to purchase Shares, and options to purchase up to 4,992,807 Shares. The Shares issuable upon exchange of the Preferred Stock pursuant to the Offer, after giving effect to the Offer (but without giving effect to the Adjustment Mechanism), represent approximately 80% of our outstanding Shares as of June 30, 2019, and it is anticipated that the Shares issuable upon exchange of the Preferred Stock pursuant to the Offer will represent approximately 39% of our outstanding Shares on a fully diluted basis (assuming the conversion or exercise of any securities that are convertible into or exercisable for Shares) after giving effect to the Offer and the Financing Transaction (but without giving effect to the Adjustment Mechanism).

To our knowledge, none of our directors or executive officers beneficially own Preferred Stock, other than Isaac Blech, who owns (whether directly or through a trust affiliated with him) 105.43 shares of Series E Stock, and Donald A. Williams, who owns 18 shares of Series E Stock. As holders of Preferred Stock, Messrs. Blech and Williams may participate in the Offer. In addition, all of the directors and executive officers of the Company, other than Mr. Boris, either own Shares or securities that are convertible into or exercisable for Shares. The Company does not beneficially own any shares of Preferred Stock.

We have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Preferred Stock during the 60-day period prior to the date of this Offer Letter.

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E. Plans, Proposals or Negotiations

Except as set forth below in Section 8 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
●	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
●	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;
●	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;
●	any other material change in the Company’s corporate structure or business;
●	any class of equity security of the Company being delisted from a national securities exchange;
●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;
●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or
●	changes in the Company’s Certificate of Incorporation or Bylaws, each as amended and restated to date, or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY SHARES OF PREFERRED STOCK. EACH HOLDER OF PREFERRED STOCK MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER HIS, HER OR ITS PREFERRED STOCK.

6.	PRICE RANGE OF SHARES

Our Shares are quoted on the OTCQB Tier of the OTC Markets under the symbol ATRX. On August 15, 2019, the last reported sale price for the Shares was $0.18. The table below sets forth, for each of the quarterly periods indicated, the range of high and low bid prices of our Shares, as reported by the OTC Markets. The prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

The Company recommends that holders of Preferred Stock consider current market quotations for the Shares, among other factors, before deciding whether or not to tender their Preferred Stock.

	High	Low
	$	$
Fiscal 2017
First Quarter	2.80	1.20
Second Quarter	4.80	2.60
Third Quarter	5.00	2.00
Fourth Quarter	2.70	1.33
Fiscal 2018
First Quarter	1.97	1.33
Second Quarter	1.47	0.65
Third Quarter	0.80	0.43
Fourth Quarter(3)	0.58	0.25
Fiscal 2019
First Quarter	0.50	0.28
Second Quarter	0.40	0.15

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7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing shares of Preferred Stock for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering shares of Preferred Stock. We will use our existing funds to pay expenses associated with the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Series E Convertible Preferred Stock

As of June 30, 2019, there were outstanding 3,478 shares of Series E Stock, which shares are convertible into approximately 34,780,000 Shares (without giving effect to any accrued dividends on the Series E Stock) at a conversion price of $0.50 (subject to adjustment).

The rights, preferences and privileges of the Series E Stock are set forth in a Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock of the Company (the “Series E Certificate”) that was filed with the Delaware Secretary of State on April 16, 2018.

Voting

The holders of the Series E Stock are be entitled to vote with the holders of the Shares and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of the Shares. In the event of any such vote or action by written consent, each holder of Series E Stock shall be entitled to that number of votes equal to the whole number of Shares into which the aggregate number of shares of Series E Stock held of record by such holder are convertible as of the close of business on the record date fixed for such vote or such written consent based on a conversion price, solely for such purpose, equal to the greater of the then-effective conversion price and the closing price of the Shares on the date such shares of Series E Stock were issued. In addition, for as long as any shares of Series E Stock remain outstanding, without the consent of holders of at least a majority of the then outstanding shares of Series E Stock, the Company may not (a) amend the Company’s Certificate of Incorporation, Bylaws or other charter documents of the Company, or file any charter documents with the Secretary of State of the State of Delaware, so as to adversely affect any powers, preferences or rights of the holders of the Series E Stock, (b) authorize, increase or designate any preferred stock that is senior to, or on parity with, the Series E Stock as to rights in liquidation, dissolution, dividend, voting, distribution or redemption, (c) increase or decrease (other than by conversion of the Series E Stock) the authorized number of shares of Series E Stock, (d) amend the Series E Certificate, (e) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of Shares (or securities convertible into or exercisable for Shares) or (e) enter into any agreement or understanding with respect to (a) through (e).

Dividends

The holders of Series E Stock are entitled to receive, and the Company shall pay, each year cumulative dividends or distributions at the annual rate of 8% of the “stated value” per share of Series E Stock (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Stock). Such dividend shall be paid in cash or, at the discretion of the Board of Directors, in Shares, or a combination thereof. Holders of Series E Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series E Stock equal (on an as-if-converted-to-Shares basis) to and in the same form as dividends (other than dividends in the form of Shares) declared or actually paid on the Shares or other junior securities when, as and if such dividends (other than dividends in the form of Shares) are paid on the Shares or other junior securities. The Company shall declare or pay no dividends or other distributions on the Shares or other junior securities unless it simultaneously complies with the foregoing provisions regarding the payment of dividends.

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Liquidation

The Series E Stock ranks senior to the Shares and each other class of capital stock of the Company or series of preferred stock of the Company currently authorized or authorized by the Board in the future that does not expressly provide that such class or series ranks senior to, or on parity with, the Series E Stock (“Junior Securities”); provided, that the Series E Stock ranks equally to, and on a parity with, the Series F Stock as to rights to dividends and rights upon liquidation, dissolution and winding up, and as a result, the Series F Stock is considered “parity securities” with respect to the Series F Stock. In the event of a Liquidation Event (as defined in the Series E Certificate), the holders of the Series E Stock shall be entitled to receive, out of the assets of the Company or proceeds thereof legally available therefor, an amount in cash equal to the greater of (i) 100% of the “stated value” of the Series E Stock, plus any accrued and unpaid dividends thereon (unless such dividends have already increased the “stated value” of the Series E Stock) and any other fees or liquidated damages then due and owing therein under the Series E Certificate, and (ii) the amount per Share such holders would receive if such holders converted such shares of Series E Stock into Shares immediately prior to the date of such payment, before any payment or distribution of the assets of the Company is made or set apart for the holders of Junior Securities. In addition, prior to such Liquidation Event, the holders Series E Stock shall be entitled to notice so that they may exercise their conversion rights prior to such event.

Conversion

Each share of Series E Stock, at the holder’s discretion, is convertible into Shares at a conversion price equal to $0.50 per Share, subject to adjustment. Each share of Series E Stock will automatically convert, initially, into Shares on the earliest to occur of (a) any date that the closing price of the Shares on each of the thirty days immediately prior to such conversion exceeds $5.00 per Share (subject to adjustment in the event of a stock dividend or split), (b) the three year anniversary of the closing of the offering of the Series E Stock, or (c) upon the majority vote of the voting power of the then outstanding shares of Series E Stock. The conversion price of the Series E Stock will be subject to adjustment as described in the Series E Certificate, including but not limited to adjustments upon certain subsequent equity issuances in which any person is entitled to acquire Shares at an effective price per share lower than the then conversion price (see “Dilution Protection” below).

Limitations of Conversion

The number of Shares issuable upon a conversion of the Series E Stock that may be acquired by a holder shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of Shares then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Shares would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding Shares (including for such purpose the Shares issuable upon such conversion). However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of Shares then issued and outstanding provided that such increase in percentage shall not be effective until sixty-one days after notice to the Company.

Dilution Protection

In the event the Company, at any time while at least one share of Series E Stock is outstanding: (a) pays a dividend or otherwise make a distribution or distributions on Shares or any other equity or equity equivalent securities payable in Shares (which, for avoidance of doubt, shall not include any Shares issued by the Company upon conversion of the Series E Stock or any debt securities), (b) subdivides outstanding Shares into a larger number of shares, (c) combines (including by way of reverse stock split) outstanding Shares into a smaller number of Shares or (d) issues by reclassification of the Shares any shares of capital stock of the Company, then in each case the conversion price of the Series E Stock shall be multiplied by a fraction of which (x) the numerator shall be the number of Shares outstanding immediately before such event and (y) the denominator shall be the number of Shares outstanding immediately after such event. Any such adjustment shall become effective immediately after the effective date of the applicable event described in subsections (a) through (d) above.

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In the event that the Company or any of its subsidiaries, as applicable, at any time while the Series E Stock is outstanding, but on or prior to February 10, 2020, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Shares or any securities of the Company or any of its subsidiaries which would entitle the holder thereof to acquire at any time Shares entitling any person to acquire Shares at an effective price per Share that is lower than the then conversion price, then the conversion price will be reduced to such lower price.

Series F Convertible Preferred Stock

As of June 30, 2019, there were outstanding 381 shares of Series F Stock, which shares are convertible into approximately 3,810,000 Shares (without giving effect to any accrued dividends on the Series F Stock) at a conversion price of $0.50 (subject to adjustment).

The rights, preferences and privileges of the Series E Stock are set forth in a Certificate of Designation of Preferences, Rights and Limitations of the Series F Convertible Preferred Stock of the Company (the “Series F Certificate”) that was filed with the Delaware Secretary of State on July 11, 2018.

Voting

The holders of the Series F Stock are entitled to vote with the holders of the Shares and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of the Shares. In the event of any such vote or action by written consent, each holder of Series F Stock shall be entitled to that number of votes equal to the whole number of Shares into which the aggregate number of shares of Series F Stock held of record by such holder are convertible as of the close of business on the record date fixed for such vote or such written consent based on a conversion price, solely for such purpose, equal to the greater of the then-effective conversion price and the closing price of the Shares on the date such shares of Series F Stock were issued. In addition, for as long as any of the shares of Series F Stock remain outstanding, without the consent of holders of at least a majority of the then outstanding shares of Series F Stock, the Company may not (a) amend the Company’s Certificate of Incorporation, Bylaws or other charter documents of the Company, or file any charter documents with the Secretary of State of the State of Delaware, so as to adversely affect any powers, preferences or rights of the holders of the Series F Stock, (b) authorize, increase or designate any preferred stock that is senior to, or on parity with, the Series F Stock as to rights in liquidation, dissolution, dividend, voting, distribution or redemption, (c) increase or decrease (other than by conversion of the Series F Stock) the authorized number of shares of Series F Stock, (d) amend the Series F Certificate, (e) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of Shares (or securities convertible into or exercisable for Shares) or (f) enter into any agreement or understanding with respect to items (a) through (e) above.

Dividends

The holders of Series F Stock are entitled to receive, and the Company shall pay, each year cumulative dividends or distributions at the annual rate of 8% of the “stated value” per share of Series F Stock (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Stock). Such dividend shall be paid in cash or, at the discretion of the Board of Directors, in Shares, or a combination thereof. Holders of Series F Stock are entitled to receive, and the Company shall pay, dividends on shares of Series F Stock equal (on an as-if-converted-to-Shares basis) to and in the same form as dividends (other than dividends in the form of Shares) declared or actually paid on the Shares or other junior securities when, as and if such dividends (other than dividends in the form of Shares) are paid on the Shares or other junior securities. The Company shall declare or pay no dividends or other distributions on the Shares or other junior securities unless it simultaneously complies with the foregoing provisions regarding the payment of dividends.

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Liquidation

The Series F Stock ranks senior to the Shares and each other class of capital stock of the Company or series of preferred stock of the Company currently authorized or authorized by the Board in the future that does not expressly provide that such class or series ranks senior to, or on parity with, the Series F Stock (“Junior Securities”); provided, that the Series F Stock ranks equally to, and on a parity with, the Series E Stock as to rights to dividends and rights upon liquidation, dissolution and winding up, and as a result, the Series E Stock is considered “parity securities” with respect to the Series F Stock. In the event of a Liquidation Event (as defined in the Series E Certificate), the holders of the Series F Stock shall be entitled to receive, out of the assets of the Company or proceeds thereof legally available therefor, an amount in cash equal to the greater of (i) 100% of the “stated value” of the Series F Stock, plus any accrued and unpaid dividends thereon (unless such dividends have already increased the “stated value” of the Series F Stock) and any other fees or liquidated damages then due and owing therein under the Series F Certificate, and (ii) the amount per Share such holders would receive if such holders converted such shares of Series F Stock into Shares immediately prior to the date of such payment, before any payment or distribution of the assets of the Company is made or set apart for the holders of Junior Securities. In addition, prior to such Liquidation Event, the holders of Series F Stock shall be entitled to notice so that they may exercise their conversion rights prior to such event.

Conversion

At any time, each share of Series F Stock, at the holder’s discretion, is convertible into Shares at a conversion price equal to $0.50 per Share, subject to adjustment. Each share of Series F Stock will automatically convert, initially, into Shares on the earliest to occur of (a) any date that the closing price of the Shares on each of the thirty days immediately prior to such conversion exceeds $5.00 per Share (subject to adjustment in the event of a stock dividend or split), (b) the three year anniversary of the closing of the offering of Series F Stock, or (c) upon the majority vote of the voting power of the then outstanding shares of Series F Stock. The conversion price of the Series F Stock will be subject to adjustment as described in the Series F Certificate, including but not limited to adjustments upon certain subsequent equity issuances in which any person is entitled to acquire Shares at an effective price per Share lower than the then conversion price (see “Dilution Protection” below).

Limitations of Conversion

The number of Shares issuable upon a conversion of the Series F Stock that may be acquired by a holder shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of Shares then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Shares would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding Shares (including for such purpose the Shares issuable upon such conversion). However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of Shares then issued and outstanding provided that such increase in percentage shall not be effective until sixty-one days after notice to the Company.

Dilution Protection

In the event the Company, at any time while at least one share of Series F Stock is outstanding: (a) pays a dividend or otherwise makes a distribution or distributions on the Shares or any other equity or equity equivalent securities payable in Shares (which, for avoidance of doubt, shall not include any Shares issued by the Company upon conversion of the Series F Stock or any debt securities), (b) subdivides outstanding Shares into a larger number of Shares, (c) combines (including by way of reverse stock split) outstanding Shares into a smaller number of Shares or (d) issues by reclassification of Shares any shares of capital stock of the Company, then in each case the conversion price of the Series F Stock shall be multiplied by a fraction of which (x) the numerator shall be the number of Shares outstanding immediately before such event and (y) the denominator shall be the number of Shares outstanding immediately after such event. Any adjustment made pursuant to this section shall become effective immediately after the effective date of the applicable event described in subsections (a) through (d) above.

In the event that the Company or any of its subsidiaries, as applicable, at any time while the Series F Stock is outstanding, but on or prior to February 10, 2020, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Shares or any securities of the Company or any of its subsidiaries which would entitle the holder thereof to acquire at any time Shares entitling any person to acquire Shares at an effective price per Share that is lower than the then conversion price, then the conversion price will be reduced to such lower price.

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Other Agreements and Transactions

The Company has retained AST to act as the Depositary. Directors, officers and employees of either us or our affiliates may contact holders of Preferred Stock by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Preferred Stock. Such directors, officers and employees will not be specifically compensated for providing such services. AST will receive reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

Except as described herein, we have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer.

Maxim Merchant Capital, a division of Maxim Group LLC, has been engaged to solicit in connection with the Offer and will be entitled to cash compensation equal to 6% of the aggregate cash proceeds received by the Company in the Transaction, a 5-year warrant to purchase Shares and reimbursement of certain expenses.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

(a) Financial Information. Incorporated herein by reference are the Company’s financial statements that were included as Part II, Item 8 in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on April 16, 2019 (the “Form 10-K”), the Company’s financial statements that were included as Part I, Item 1 in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 15, 2019 (the “First Quarter Form 10-Q”), and the Company’s financial statements that were included as Part I, Item 1 in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the SEC on August 14, 2019 (the “Second Quarter Form 10-Q”). The Form 10-K, the First Quarter Form 10-Q and the Second Quarter Form 10-Q are each available for review on the SEC’s website at www.sec.gov. In addition, the information set forth in the Offer Letter under “The Offer, Section 9. Financial Information Regarding the Company” is incorporated herein by reference.

Book value per Share: The book value per Share as of June 30, 2019, determined in accordance with generally accepted accounting principles, was $(0.23).

(b) Pro Forma Information.

Balance Sheet Data

The following table sets forth the condensed consolidated balance sheet data of the Company and its subsidiaries as of June 30, 2019 on an actual basis and on a pro forma basis after giving effect to the consummation of the Offer. The pro forma information provided below assumes that: (A) all shares of Preferred Stock have been exchanged for Shares in the Offer, and thus that no shares of Preferred Stock (and no accrued and unpaid dividends thereon) remain outstanding; (B) the Financing Transaction, the closing of which is a condition to the closing of the Offer, has closed, with the maximum $10 million offering amount being raised from the holders of Preferred Stock; and (C) any commissions owed to the Company’s placement agent, and any warrants to purchase Shares due to the Company’s placement agent, in each case as a result of the closing of the Financing Transaction, have been paid or issued, as applicable.

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	June 30, 2019 (actual) (in thousands, except share amounts)	June 30, 2019 (pro forma) (in thousands, except share amounts)
	(Unaudited)	(Unaudited)
ASSETS

Current assets
Cash	$1,644	$11,371
Accounts receivable, net of allowance	94	94
Inventory	232	232
Prepaid expenses and other assets	184	184
Total current assets	2,154	11,881

Operating lease right of use asset	178	178
Furniture and fixtures, net of depreciation	67	67
Intangible assets, net of amortization	357	357
	602	602
Total assets	$2,756	$12,483

Current liabilities
Accounts payable	$955	$955
Due to related party	4	4
Accrued expenses	1,063	1,063
Current portion of operating lease liability	78	78
Accrued dividends	1,800	-
Warrant liabilities	-	560
Loan payable	1,260	1,260
Total current liabilities	5,160	3,920
Convertible note payable	-	(9,577)
Other lease liability, net of current portion	107	107
Total liabilities	5,267	(13,604)

Stockholders’ equity
Preferred stock, $0.01 par value; 100,000 shares authorized

Series C convertible preferred stock, $0.01 par value; $5,100 liquidation preference; 1,200 shares authorized; 100 shares issued and outstanding as of June 30, 2019 on an actual and pro forma basis	-	-

Series D convertible preferred stock, $0.01 par value; $300 liquidation preference; 220 shares authorized; 40 shares issued and outstanding as of June 30, 2019 on an actual and pro forma basis	-	-

Series E convertible preferred stock, $0.01 par value; $5,000 liquidation preference; 3,500 shares authorized; 3,478 shares issued and outstanding as of June 30, 2019 on an actual basis; 0 shares issued and outstanding as of June 30, 2019 on a pro forma basis	-	-

Series F convertible preferred stock, $0.01 par value; $5,000 liquidation preference; 2,200 shares authorized; 381 shares issued and outstanding as of June 30, 2019 on an actual basis; 0 shares issued and outstanding as of June 30, 2019 on a pro forma basis	-	-

Common stock, $0.006 par value; 180,000,000 shares authorized, 10,869,530 shares issued and outstanding as of June 30, 2019 on an actual basis; 53,061,465 shares issued and outstanding as of June 30, 2019 on a pro forma basis	65	319

Additional paid-in capital	29,346	(30,892)

Accumulated deficit	(31,922)	(32,332)

Total stockholders’ equity (deficit)	(2,511)	(1,121)

Total liabilities and stockholders’ equity	$2,756	$12,483

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Statement of Operations Data / Earnings per Share

The financial information, calculated on an actual basis, set forth in: (A) the Condensed Consolidated Statements of Operations of the Company for the three and six months ended June 30, 2019 as set forth in Part I, Item 1 of the Second Quarter Form 10-Q; and (B) the Consolidated Statements of Operations of the Company for the fiscal year ended December 31, 2018 as set forth in Part II, Item 8 of the Form 10-K, which information is incorporated herein by reference, remains unchanged on a pro forma basis after giving effect to the consummation of the Offer, except for the changes reflected in Item 10(c) – Financial Statements – Summary Financial Information – Statement of Operations Data below.

Book value per Share: The book value per Share as of June 30, 2019, determined on a pro forma basis in accordance with generally accepted accounting principles, was $(0.02).

(c) Summary Financial Information.

Balance Sheet Data

The following table summarizes certain balance sheet data of the Company as of June 30, 2019, on an actual basis and on a pro forma basis after giving effect to the consummation of the Offer. The pro forma information provided below assumes that: (A) all shares of Preferred Stock have been exchanged for Shares in the Offer, and thus that no shares of Preferred Stock (and no accrued and unpaid dividends thereon) remain outstanding; (B) the Financing Transaction, the closing of which is a condition to the closing of the Offer, has closed, with the maximum $10 million offering amount being raised from the holders of Preferred Stock; and (C) any commissions owed to the Company’s placement agent, and any warrants to purchase Shares due to the Company’s placement agent, in each case as a result of the closing of the Financing Transaction, have been paid or issued, as applicable.

	June 30, 2019 (actual) (in thousands)	June 30, 2019 (pro forma) (in thousands)
	(unaudited)	(unaudited)
Current Assets	$2,154	$11,881
Noncurrent Assets	602	602
Current Liabilities	5,160	3,920
Noncurrent Liabilities	107	9,684
Stockholders’ Equity	(2,511)	(1,121)

Statement of Operations Data

The following table summarizes certain statement of operations data of the Company for the fiscal year ended December 31, 2018, on an actual basis and on a pro forma basis after giving effect to the consummation of the Offer. The pro forma information provided below assumes that: (A) all shares of Preferred Stock have been exchanged for Shares in the Offer, and thus that no shares of Preferred Stock (and no accrued and unpaid dividends thereon) remain outstanding; (B) the Financing Transaction, the closing of which is a condition to the closing of the Offer, has closed, with the maximum $10 million offering amount being raised from the Holders of Preferred Stock; and (C) any commissions owed to the Company’s placement agent, and any warrants to purchase Shares due to the Company’s placement agent, in each case as a result of the closing of the Financing Transaction, have been paid or issued, as applicable.

	Fiscal Year ended December 31, 2018 (actual) (in thousands, except per share data)	Fiscal Year ended December 31, 2018 (pro forma) (in thousands, except per share data)
	(unaudited)	(unaudited)
Net sales	$76	$76
Gross margin	$(383)	$(383)
Loss from operations	$(15,795)	$(15,795)
Net loss	$(16,755)	$(17,028)

Net loss per share:
Basic	$(1.64)	$(0.32)
Diluted	$(1.64)	$(0.32)

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The following table summarizes certain statement of operations data of the Company for the three months ended June 30, 2019, on an actual basis and on a pro forma basis after giving effect to the consummation of the Offer. The pro forma information provided below assumes that: (A) all shares of Preferred Stock have been exchanged for Shares in the Offer, and thus that no shares of Preferred Stock (and no accrued and unpaid dividends thereon) remain outstanding; (B) the Financing Transaction, the closing of which is a condition to the closing of the Offer, has closed, with the maximum $10 million offering amount being raised from the holders of Preferred Stock; and (C) any commissions owed to the Company’s placement agent, and any warrants to purchase Shares due to the Company’s placement agent, in each case as a result of the closing of the Financing Transaction, have been paid or issued, as applicable.

	Three Months Ended June 30, 2019 (actual) (in thousands, except per share data)	Three Months Ended June 30, 2019 (pro forma) (in thousands, except per share data)
	(unaudited)	(unaudited)
Net sales	$66	$66
Gross margin	$(15)	$(15)
Loss from operations	$(2,779)	$(2,779)
Net loss	$(2,780)	$(2,848)

Net loss per share:
Basic	$(0.29)	$(0.05)
Diluted	$(0.29)	$(0.05)

The following table summarizes certain statement of operations data of the Company for the six months ended June 30, 2019, on an actual basis and on a pro forma basis after giving effect to the consummation of the Offer. The pro forma information provided below assumes that: (A) all shares of Preferred Stock have been exchanged for Shares in the Offer, and thus that no shares of Preferred Stock (and no accrued and unpaid dividends thereon) remain outstanding; (B) the Financing Transaction, the closing of which is a condition to the closing of the Offer, has closed, with the maximum $10 million offering amount being raised from the holders of Preferred Stock; and (C) any commissions owed to the Company’s placement agent, and any warrants to purchase Shares due to the Company’s placement agent, in each case as a result of the closing of the Financing Transaction, have been paid or issued, as applicable.

	Six Months Ended June 30, 2019 (actual) (in thousands, except per share data)	Six Months Ended June 30, 2019 (pro forma) (in thousands, except per share data)
	(unaudited)	(unaudited)
Net sales	$69	$69
Gross margin	$(129)	$(129)
Loss from operations	$(5,337)	$(5,337)
Net loss	$(5,338)	$(5,475)

Net loss per share:
Basic	$(0.56)	$(0.10)
Diluted	$(0.56)	$(0.10)

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10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The Offer is conditioned on the closing of the Financing Transaction. In addition, the Offer is conditioned on the following:

i.	there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer, or materially impair the contemplated benefits to us of the Offer;

ii.	no action or event shall have occurred, and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer, or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

iv.	there shall not have occurred:

a.	any general suspension of the trading of securities in the U.S. securities or financial markets;

b.	Any reduction in the price of the Shares of greater than seventy-five percent (75%) of the closing price of the Shares on the OTCQB Tier of the OTC Markets on the trading day immediately prior to the date of this Offer to Exchange;

c.	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described below. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

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We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all shares of Preferred Stock tendered by a holder of Preferred Stock in connection with the Offer will be returned to such holder of Preferred Stock and the shares of Preferred Stock will otherwise remain subject to their original terms.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all shares of Preferred Stock previously tendered pursuant to the Offer and not accepted for exchange or withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the exchange ratio for Shares to Preferred Stock is adjusted, the Offer will remain open at least 10 business days from the date we first give notice of such change to Preferred Stock holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service, Globe Newswire or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any shares of Preferred Stock have been accepted for exchange pursuant to the Offer), or the exchange for, Preferred Stock subject to the Offer is delayed or if we are unable to accept for exchange, or exchange for, Preferred Stock pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered shares of Preferred Stock may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Shares for Preferred Stock which we have accepted for exchange pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5),which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered shares of Preferred Stock may also be withdrawn if the Company has not accepted the shares of Preferred Stock for exchange by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “The Offer – Section 15 – Additional Information; Miscellaneous” in this Offer Letter.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold shares of Preferred Stock as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Preferred Stock for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Preferred Stock as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their shares of Preferred Stock as compensation for the performance of services; or holders that are not U.S. persons (within the meaning of Section 7701(a)(30) of the Code). Moreover, this summary does not address any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences of the exchange of Preferred Stock for Shares pursuant to the Offer. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

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If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Preferred Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Preferred Stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Preferred Stock for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

This summary is included herein as general information only. No statutory or judicial authority directly addresses all aspects of transactions similar to the Offer. We have not sought and do not intend to seek any rulings from the IRS or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the IRS will not successfully challenge any of the tax consequences described herein. Accordingly, each Preferred Stock holder is urged to consult its own tax advisor with respect to the U.S. federal, state and local and non-U.S. income and other tax consequences of participating in the Offer.

The exchange of Preferred Stock for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Preferred Stock for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Preferred Stock surrendered in exchange therefor, and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Preferred Stock. Special tax basis and holding period rules apply to holders that acquired different blocks of Preferred Stock at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Although the Company believes the tender pursuant to the Offer is not a taxable exchange, the IRS may take a contrary position and assert that the tender gave rise to taxable income. Alternatively, if the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Shares to an exchanging holder having a value in excess of the Preferred Stock surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to the Offer based on their particular circumstances.

12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Item 12. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by law.

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Among the factors that could cause actual results to differ materially from our forward-looking statements are, without limitation, the following:

●	our ability to obtain additional and substantial funding for our company on an immediate basis, whether pursuant to a capital raising transaction arising from the sale of our securities, a strategic transaction or otherwise;
●	our ability to attract and/or maintain research, development, commercialization and manufacturing partners;
●	the ability of our company and/or a partner to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;
●	the ability of our company and/or a partner to obtain required governmental approvals, including product patent approvals;
●	the ability of our company and/or a partner to develop and commercialize products that can compete favorably with those of our competitors;
●	the timing of costs and expenses related to the research and development programs of our company and/or our partners;
●	the timing and recognition of revenue from milestone payments and other sources not related to product sales;
●	our ability to obtain suitable facilities in which to conduct our planned business operations on acceptable terms and on a timely basis;
●	our ability to satisfy our disclosure obligations under the Exchange Act, and to maintain the registration of our Shares thereunder;
●	our ability to attract and retain qualified officers, employees and consultants as necessary; and
●	costs associated with any product liability claims, patent prosecution, patent infringement lawsuits and other lawsuits.

An investment in our securities, including the Shares, involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on April 16, 2019, and any of our periodic reports filed pursuant to the Exchange Act thereafter, for a discussion of risks relating to our business and an investment in our securities, including the Shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares could decline. You should consider all such risks before you decide whether to participate in the Offer.

There is no guarantee that your decision whether to tender your Preferred Stock in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its Shares in the future following the completion of the Offer. If you choose to tender your Preferred Stock in the Offer, certain future events (including, without limitation, those described in “The Offer, Section 5.E, Plans, Proposals or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your Preferred Stock. Similarly, if you do not tender your Preferred Stock in the Offer, you will continue to bear the risk of ownership of your Preferred Stock after the closing of the Offer, and there can be no assurance that you can sell your shares of Preferred Stock (or convert them into Shares) in the future at a more favorable price than would have been obtained by participating in the Offer or at all. Further, to the extent that you tender your shares of Preferred Stock in the Offer, you will lose all of your rights as a holder of those shares of Preferred Stock, including any dividend rights or liquidation preferences attached thereto. You should carefully review the terms of the Preferred Stock, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Preferred Stock may affect your individual situation.

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There is no guarantee that the Preferred Stock will ever be in the money.

The conversion price of the Preferred Stock is $0.50 per Share (subject to adjustment). While the Preferred Stock has in the past been, and may in the future be, in the money, there is no guarantee that the Preferred Stock will ever be in the money, and as such, the Preferred Stock may have little value. Further, the anti-dilution protection for the Preferred Stock arising from subsequent equity sales at prices that are lower than the then-current conversion price shall expire on February 10, 2020, which is prior to the expiration date of the Adjustment Mechanism.

Certain members of our board of directors are subject to conflicts of interest with respect to the Offer.

To our knowledge, none of our directors or executive officers directly or indirectly beneficially own Preferred Stock, other than Isaac Blech and Donald A. Williams. Further, all of our directors and executive officers, other than Tim Boris, own Shares or securities that are exercisable for or convertible into Shares. The completion of the Offer may impact the trading or market value of the Shares. We did not obtain a “fairness opinion” in connection with the Offer.

The market price of the Shares will fluctuate, which may adversely affect Preferred Stock holders who tender their Shares of Preferred Stock for Shares.

The market price of the Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Preferred Stock holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Preferred Stock could be sold. The Company does not intend to adjust the exchange ratio of Shares for Preferred Stock based on any fluctuation in our Share price. In this regard, we note that the effective exchange price per Share is in excess of the trading price of the Shares on the OTCQB Tier of the OTC Markets on the date of this Offer Letter.

The issuance of additional Shares upon the exchange of tendered Preferred Stock will dilute our existing stockholders as well as our future shareholders.

We will issue additional Shares upon the exchange of tendered Preferred Stock. Shares issued in exchange for Preferred Stock tendered will not provide any additional capital to us. Such issuance will significantly dilute the ownership by holders of our Shares.

Resales of the additional Shares issued pursuant to the Offer may adversely affect the Share price.

Although the Shares issued to Preferred Stock holders in the Offer will be restricted and thus will not be freely tradable, if the holders of such Shares were to sell a meaningful portion of such Shares, or if the market perceives that such sales may occur, then such sales (or perceived sales) could have a negative impact on the trading price of our Shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Preferred Stock.

The tax consequences that will result to Preferred Stock holders that participate in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Preferred Stock holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “The Offer, Section 11. Material U.S. Federal Income Tax Consequences.”

Should any approval or other action be required, we are unable to predict whether we will delay the closing of the Offer pending the outcome of any such matter.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Preferred Stock pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Preferred Stock pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the closing of the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

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13.	THE DEPOSITARY

We have retained American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer Letter.

14.	FEES AND EXPENSES

The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Except as described herein, we will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Preferred Stock pursuant to the Offer. Preferred Stock holders holding shares of Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Preferred Stock holders tender Preferred Stock through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Preferred Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Depositary for purposes of the Offer.

Maxim Merchant Capital, a division of Maxim Group LLC, has been engaged to solicit in connection with the Offer and will be entitled to cash compensation equal to 6% of the aggregate cash proceeds received by the Company in the Transaction, a 5-year warrant to purchase Shares and reimbursement of certain expenses.

15.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

1.	The description of the Shares in the Company’s Registration Statement on Form 8-A filed with the SEC on August 12, 1985, including any amendments or reports filed for the purposes of updating such description;

2.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on April 16, 2019;

3.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 15, 2019; and

4.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the SEC on August 14, 2019.

Documents that we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

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We are subject to the filing requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Company at the telephone number and address set forth below.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

Adhera Therapeutics, Inc.

Attention: Rhonda Stanley

Senior VP of Finance

919-578-5901

rstanley@adherathera.com

Sincerely,

Adhera Therapeutics, Inc.

4721 Emperor Blvd., Suite 350

Durham, North Carolina 27703

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The Depositary is American Stock Transfer & Trust Company. The Letter of Transmittal and certificates representing Preferred Stock, and any other required documents should be sent or delivered by each holder of Preferred Stock to the Depositary at its address set forth below.

THE DEPOSITARY FOR THE OFFER IS:

AMERICAN STOCK TRANSFER & TRUST COMPANY

IF DELIVERING BY MAIL, HAND OR COURIER:

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Phone: Toll-free (877) 248-6417

(718) 921-8317

Fax: (718) 234-5001

If delivering by hand, express mail, courier

or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

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